Exhibit 21.1

SUBSIDIARIES OF DRIL-QUIP, INC.

Name of Entity	Jurisdiction of Organization

DQ Holdings Pty. Ltd.	Australia

Dril-Quip do Brasil LTDA	Brazil

Dril-Quip Oilfield Services (Tianjin) Co. Ltd	China

Dril-Quip Egypt for Petroleum Services S.A.E.	Egypt

Dril-Quip (Ghana) Ltd	Ghana

PT DQ Oilfield Services Indonesia	Indonesia

Dril-Quip de México, S. de R.L. de C.V.	Mexico

Servicios Dril-Quip de México, S. de R.L. de C.V.	Mexico

Dril-Quip (Nigeria) Ltd	Nigeria

Dril-Quip (Europe) Limited	Scotland

Dril-Quip Asia Pacific PTE Ltd.	Singapore

Dril-Quip Qatar LLC.	Qatar